Lawson Products Reports Fourth Quarter 2013 Results

Improved Net Sales Growth and Cash Flows
Accelerated Sales Force Expansion to Continue in 2014

CHICAGO, February 20, 2014 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter ended December 31, 2013.

Michael DeCata, president and chief executive officer, commented, “The fourth quarter results reflect our continued progress to improve our operations and add to our sales force. Our previous investments and focus on cost controls now provide a platform for future growth. During 2013, we expanded our territorial coverage by adding 49 direct sales representatives. It was the first year in eight years that we increased our direct sales rep count and the second consecutive quarter with a sales increase over the prior year. The majority of these sales rep additions occurred during the second half of the year, of which 22 occurred in the fourth quarter as we accelerated our rate of hiring. We are encouraged by the early results and plan to continue our sales force expansion for the foreseeable future.

"Our team’s hard work over the past few years is beginning to translate into improved financial performance. In addition, during the quarter, we subleased a portion of our headquarters and will realize $2.9 million of future cash savings, favorably resolved a long-standing employment tax matter with the IRS, and entered into a definitive agreement to sell our non-core ASMP subsidiary for $12.5 million which has now closed. By eliminating these non-operational matters, we are now able to focus solely on our core operations. We believe our growing sales force, combined with continued operational efficiencies will better position us in the MRO marketplace and will translate into improved long-term financial results,” said Mr. DeCata.

Financial Highlights

•	Net sales increased to $65.7 million in the fourth quarter of 2013, compared to $64.5 million in the fourth quarter of last year.

•	Ended the fourth quarter with 806 sales representatives, compared to 757 at the beginning of the year, an increase of over 6%, and the third consecutive quarter in a row with a net sales rep increase.

•	Adjusted non-GAAP operating income was $0.4 million in the fourth quarter versus $0.7 million in the prior year (See reconciliation in Table 1).

•	Improved operating cash flows led to a $2.2 million reduction in borrowings during the fourth quarter.

Fourth Quarter Results

Net sales for the fourth quarter of 2013 were $65.7 million versus $64.5 million for the fourth quarter of 2012.

Average daily sales increased 2.0% to $1.078 million in the fourth quarter of 2013 from $1.057 million in the fourth quarter of 2012, and also increased 1.1% over the $1.066 million reported in the third quarter of 2013. Sales rep headcount increased by 22 reps from the end of the third quarter of 2013 to the end of the fourth quarter of 2013. The fourth quarter of both 2013 and 2012 included 61 selling days, compared to 64 days in the third quarter of 2013.

As new sales representatives are added, the Company anticipates a short-term decrease in average sales per sales representative per day, as new representatives build up customer relationships in their territories. This was reflected in the decline of sales per sales representative per day of $1,358 in the fourth quarter of

2013 compared to $1,375 in the fourth quarter of 2012. Gross profit for the period as a percentage of sales was 60.3%, consistent with the fourth quarter of 2012 and the third quarter of 2013.

SG&A expenses increased to $40.2 million for the fourth quarter of 2013 from $38.6 million in the same period last year. The increase was primarily driven by an increase in incentive compensation, higher depreciation expense and costs associated with the hiring and on-boarding of new sales representatives, partially offset by lower consulting fees. The Company continues to focus on its cost control measures.

Excluding a loss of $2.9 million associated with the sublease of a portion of the Company's corporate headquarters as required under lease accounting rules, stock-based compensation and severance, adjusted non-GAAP operating income was $0.4 million for the fourth quarter of 2013 compared to $0.7 million for the fourth quarter of 2012 (see reconciliation in Table 1). The operating loss of $3.0 million for the fourth quarter of 2013 versus operating income of $2.0 million in the same period last year primarily resulted from a non-recurring $1.6 million gain on the sale of assets in 2012 and non-recurring charges of $2.9 million in the fourth quarter of 2013.

Net loss for the fourth quarter of 2013 was $2.9 million, or $0.33 per diluted share, as compared to income of $1.7 million, or $0.20 per diluted share, for the same period last year.

Fourth Quarter Corporate Highlights

•
Entered into an Asset Purchase Agreement to sell substantially all of the assets of the Company’s wholly-owned subsidiary, Automatic Screw Machine Products Company, Inc., for $12.5 million. The transaction closed on February 14, 2014 and the net proceeds were utilized to pay down existing debt.

•
Entered into an agreement to sublease a portion of the Company’s leased headquarters, which will result in future net cash savings of approximately $2.9 million through the life of the sublease term of March 2023.

•	Settled a previous employment tax matter with the IRS for $0.8 million which was less than the previously established reserve of $1.2 million.

“Improvements in our core operations will continue to make us more competitive in the MRO marketplace and lead to greater customer loyalty and additional business. With major investments and business enhancements behind us, we are now in a position to aggressively expand our sales force, continue to improve our processes and leverage our existing infrastructure,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss fourth quarter 2013 results at 8:30 a.m. EST on February 20, 2014. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through March 31, 2014. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through March 31, 2014.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of approximately 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2013, Form 10-K filed on February 20, 2014. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
Net sales	$65,738	$64,505	$269,503	$273,562
Cost of goods sold	26,111	25,605	108,208	116,144
Gross profit	39,627	38,900	161,295	157,418

Operating expenses:
Selling, general and administrative expenses	40,196	38,624	163,797	170,079
Severance expense (benefit)	(127)	(159)	837	8,021
Loss (gain) on sale of assets	32	(1,588)	(4)	(3,721)
Goodwill impairment	—	—	—	28,306
Other operating expenses, net	2,528	—	2,528	—
	42,629	36,877	167,158	202,685

Operating income (loss)	(3,002)	2,023	(5,863)	(45,267)

Interest expense	(298)	(322)	(1,097)	(775)
Other (expenses) income, net	(12)	17	(162)	(56)

Income (loss) from continuing operations before income taxes	(3,312)	1,718	(7,122)	(46,098)
Income tax (benefit) expense	257	482	(141)	17,935

Income (loss) from continuing operations	(3,569)	1,236	(6,981)	(64,033)
Discontinued operations, net of income taxes	674	487	1,861	1,483
Net income (loss)	$(2,895)	$1,723	$(5,120)	$(62,550)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$(0.41)	$0.14	$(0.81)	$(7.46)
Discontinued operations	0.08	0.06	0.22	0.18
Net income (loss) per share	$(0.33)	$0.20	$(0.59)	$(7.28)

Basic weighted average shares outstanding	8,651	8,598	8,634	8,589
Effect of dilutive securities outstanding	—	14	—	—
Diluted weighted average shares outstanding	8,651	8,612	8,634	8,589

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$698	$1,640
Restricted cash	800	—
Accounts receivable, less allowance for doubtful accounts	30,221	29,451
Inventories, net	45,774	44,681
Miscellaneous receivables and prepaid expenses	4,393	5,308
Deferred income taxes	5	17
Discontinued operations	8,960	9,232
Total current assets	90,851	90,329

Property, plant and equipment, net	58,974	66,981
Cash value of life insurance	9,179	14,943
Deferred income taxes	54	55
Other assets	481	449
Discontinued operations	406	174
Total assets	$159,945	$172,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$16,078	$16,127
Accounts payable	14,787	11,421
Accrued expenses and other liabilities	23,521	31,330
Discontinued operations	564	950
Total current liabilities	54,950	59,828

Security bonus plan	16,143	18,837
Financing lease obligation	10,223	10,786
Deferred compensation	5,867	5,741
Deferred rent liability	4,961	4,621
Other liabilities	1,889	2,258
Discontinued operations	—	127
Total liabilities	94,033	102,198

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued – 8,670,512 and 8,614,837 shares, respectively Outstanding – 8,658,885 and 8,605,901 shares, respectively	8,671	8,615
Capital in excess of par value	7,799	6,951
Retained earnings	47,644	52,764
Treasury stock – 11,627 and 8,936 shares, respectively	(187)	(155)
Accumulated other comprehensive income	1,985	2,558
Total stockholders’ equity	65,912	70,733
Total liabilities and stockholders’ equity	$159,945	$172,931

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2013 and December 31, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating income (loss), as reported per GAAP	$(3,002)	$2,023	$(5,863)	$(45,267)

Stock-based compensation (1)	562	434	2,267	(306)
Loss (gain) on sale of assets	32	(1,588)	(4)	(3,721)
Severance	(127)	(159)	837	8,021
Loss on sublease arrangement	2,928	—	2,928	—
Goodwill impairment	—	—	—	28,306
Inventory rationalization (2)	—	—	—	3,893
Adjusted non-GAAP operating income (loss)	$393	$710	$165	$(9,074)

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    A non-cash charge in 2012 as a result of discontinuing certain products

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012

Number of business days	61	64	64	63	61

Average daily net sales	$1,078	$1,066	$1,067	$1,067	$1,057
Sequential quarter increase (decrease)	1.1%	(0.1)%	—%	0.9%	(1.9)%

Average active sales rep. count (1)	794	774	764	762	769
Period-end active sales rep. count	806	784	773	760	767 (2)

Sales per rep. per day	$1.358	$1.377	$1.397	$1.400	$1.375
Sequential quarter increase (decrease)	(1.4)%	(1.4)%	(0.2)%	1.8%	(1.4)%

Net sales	$65,738	$68,235	$68,317	$67,213	$64,505
Gross profit	39,627	41,220	40,634	39,814	38,900

Gross profit percentage	60.3%	60.4%	59.5%	59.2%	60.3%

Operating expenses
Selling, general & administrative expenses	$40,196	$39,424	$40,833	$43,344	$38,624
Severance expense (benefit)	(127)	962	2	—	(159)
Loss (gain) on sale of assets	32	(36)	—	—	(1,588)
Other expenses, net	2,528	—	—	—	—
	42,629	40,350	40,835	43,344	36,877

Operating income (loss)	$(3,002)	$870	$(201)	$(3,530)	$2,023

(1)	Average active sales representative count represents the average of the month-end sales representative counts

(2)	Following the transition of the U.S. independent agents to employee status, the Company began January 1, 2013 with 757 sales representatives

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665